Exhibit 23.3
CONSENT OF WEIR INTERNATIONAL, INC.
Weir International, Inc. (“WEIR”) hereby consents to the use of its name in connection with references to its involvement in the reserve and resource estimates included in WEIR’s February 24, 2012 Reserve and Resource Studies (the “Report”) in the prospectus, which is a part of the registration statement on Form S-1 of Armstrong Resource Partners, L.P. and any amendments thereto (the “Prospectus”). WEIR hereby further consents to the use of the Report, or portions thereof, and to the inclusion or incorporation by reference of information derived from the Report in the Prospectus.
Respectfully submitted:

By:	/s/ John W. Sabo
Name: John W. Sabo
Title: Executive Vice President and Managing Director
Date: March 7, 2012